[FEDERAL SIGNAL CORPORATION LOGO]

                   NEWS FROM
                   FEDERAL SIGNAL
                   CORPORATION
                   REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523



CONTACT:     Stephanie K. Kushner                 RELEASE DATE:    IMMEDIATE
             (630) 954-2020


 FEDERAL SIGNAL CORPORATION ANNOUNCES SECOND QUARTER LOSS OF $.05, INCLUDES $.18
           IN RESTRUCTURING CHARGES AND LOSS ON MINORITY INTEREST SALE


-- SECOND QUARTER HIGHLIGHTS --
     o ORDERS INCREASE TO $318 MILLION, UP 10% FROM PRIOR YEAR AND UP 4% FROM Q1'04; MUNICIPAL MARKETS IMPROVING -- BACKLOG HIGHEST IN 5 QUARTERS
     o    RESTRUCTURING ACTIVITIES ON TRACK -- 3 TRANSACTIONS CLOSE IN JULY
     o FIRE RESCUE RESULTS DISAPPOINT; EARNINGS DOWN FROM PRIOR YEAR AND WORKING CAPITAL HIGHER

--------------------------------------------------------------------------------

Oak Brook, Illinois, July 27, 2004 -- Federal Signal Corporation reported a diluted loss per share of $.05 from continuing operations for the second quarter of 2004 on sales of $304 million. The reported loss included $.18 in after-tax charges, related to restructuring activities and a loss on the divestiture of its minority interest in a joint venture, as announced on June 30, 2004. The company also has completed the divestiture of its interest in Plastisol B.V. Holdings, incurring a $.09 per share loss from discontinued operations in the second quarter.

For the same period in 2003, the company had revenues of $311 million and reported earnings per share of $.21, which included $.03 of restructuring costs to close two small manufacturing plants. Excluding the adverse impacts of one-time events, earnings in 2004 were lower due to weaker performances for the company's Ocala, Florida fire apparatus plant, Environmental Products' refuse business and Safety Products' parking systems business. Also higher were corporate expenses.

For the first six months, the company reported $581 million in revenues and recorded break even results from continuing operations, including the $.18 per share impact of the 2004 restructuring charges and loss on the minority interest divestiture mentioned above. In the comparable period of 2003, the company earned $.34 per share, including a $.01 net charge associated with the 2003 restructurings, on revenues of $603 million. Compared to 2003, the reduction in earnings from continuing operations for the six-month period was primarily attributable to lower Fire Rescue, refuse truck body and parking systems earnings.

Robert D. Welding, president and chief executive officer, stated, "During the second quarter we launched the initial stage of our restructuring plan. Our first priority was to address the issues in our fire rescue and refuse operations, as we aim to improve margins and position these businesses to make positive contributions to the company's long-term profitability. We have made some key management changes in our Fire Rescue operations in Ocala, Florida, where our employees continue to strive to meet production and earnings commitments. Our transition of manufacturing from our Preble, New

York plant is also in process. As interim president of this business, I am committing significant time to the group's organizational and business issues until we find a suitable replacement.

"In our refuse business, we are currently engaged in discussions with the United Auto Workers regarding our tentative decision to close the Oshkosh, Wisconsin facility, and we remain committed to consolidating our refuse operations in 2005. We have begun to shed some distracting investments, and although our restructuring plan is by no means an overnight process, we are pleased with our progress toward a more focused, lean, and profitable business."


ORDERS AND BACKLOG

Orders rose 10% in the second quarter of 2004 to $318 million from $288 million in the prior year period. US municipal and governmental orders rose 7% in the quarter due to increased demand for sweepers, sewer cleaners, warning systems and fire apparatus. Year-to-date, municipal and governmental orders are essentially flat with the prior year. For the quarter, US industrial and commercial orders were up slightly from the prior year, as increased orders for hazardous area lighting and industrial tooling more than offset lower refuse truck body orders, due in part to a smaller contract with one large industrial customer.

Orders in international markets were $108 million, 24% above prior year due to strong export demand, including the impact of a $13 million contract to supply fire rescue equipment to Iraq.

Quarter end backlog rose to $404 million, up $11 million in the quarter and from prior year. The increase from the first quarter was mainly for Fire Rescue and Safety Products.


SECOND QUARTER GROUP RESULTS

ENVIRONMENTAL PRODUCTS SALES INCREASED 8% IN THE QUARTER TO $95 MILLION WHILE OPERATING MARGIN EXCLUDING RESTRUCTURING DECLINED TO 3.8% FROM 6.0%.

The revenue increase reflects higher sales of sweepers and industrial vacuum trucks, while refuse truck body sales were essentially flat with the prior year. The reduction in operating margin includes the adverse impact of higher raw material costs incurred before a pricing action went into effect, plus higher refuse production costs in part attributable to the stronger Canadian dollar; partly offsetting was the beneficial impact of the higher sales volume and reductions in overhead expenses.

FIRE RESCUE SALES DECLINED 14% TO $97 MILLION WHILE OPERATING MARGINS EXCLUDING RESTRUCTURING DECLINED TO .5% FROM 4.8% LAST YEAR.

The decline in sales occurred despite a 17% increase in orders, and was due largely to lower production and shipments from the Ocala operations. The significant reduction in margins was mainly associated with weak production and higher costs at Ocala, where the plant struggled to complete trucks and incurred significant additional expenses. The plant has experienced temporary line stoppages due primarily to parts shortages and incomplete bills of material, which contributed to an increase in inventories during the quarter.

SAFETY PRODUCTS SALES DECLINED 2% TO $69 MILLION WHILE OPERATING MARGIN EXCLUDING RESTRUCTURING DECLINED TO 11.6% FROM 14.1% IN 2003.

Despite an overall sales decline in the second quarter, the Safety Products Group experienced an increase in sales across all product lines except parking systems. The decline in parking systems sales reflects weak orders during the first half of the year coupled with the wind-down of the Dallas/Ft. Worth International Airport project. Group operating margins declined primarily because of weak parking systems performance. In addition to the adverse impact of low volumes, the business experienced higher warranty-related charges and reserves for bad debt expense in a foreign branch location.

TOOL SALES ROSE 9% FROM LAST YEAR TO $43 MILLION. OPERATING MARGIN EXCLUDING RESTRUCTURING IMPROVED TO 13.0% VS. 11.4% IN 2003.

Sales rose for all product lines, in particular for metal cutting tooling. US sales were particularly strong, while sales in Europe declined from the prior year. Margins improved broadly across all major product lines reflecting the higher sales volumes and improved cost structure.


CORPORATE

Corporate expenses rose, as expected, to $4.7 million in the quarter, up $1.0 million from the prior year. The increase reflects higher legal expenses associated with the hearing loss litigation and higher independent audit and audit staff expense to meet the requirements of Sarbanes-Oxley Section 404.


RESTRUCTURING CHARGES AND LOSSES ON DIVESTED BUSINESSES

The company incurred $8.1 million of restructuring charges principally associated with asset impairments related to its decision to close two manufacturing plants and curtail manufacturing in another. On June 30, the company announced the closure of its fire apparatus manufacturing facility in Preble, New York, and the curtailment of its tool manufacturing business in a small plant in France. Also contributing to the charge was an asset impairment provision related to the tentative decision to close its refuse truck body plant in Oshkosh, Wisconsin, in order to consolidate production in Medicine Hat, Alberta, Canada.

Also included in the second quarter in other expense was a $2.9 million loss on the sale of the company's minority interest in Safety Storage, Inc., a California-based manufacturer of buildings for the off-site storage of hazardous waste materials.

Included in discontinued operations was a $4.4 million loss on the sale of the company's 54% interest in Plastisol B.V. Holdings. This transaction closed on July 23, 2004.

The total earnings impact of the restructuring costs and the loss on divested minority interest was $.18 per share in continuing operations and $.09 per share for discontinued operations.

During the second quarter of 2003, the company incurred restructuring charges to close two small manufacturing facilities, totaling $.03 per share.

CASH FLOW

Operating cash flow was negative in the quarter, with a total outflow of $10 million, bringing year-to-date operating cash outflow to negative $8 million. The weak cash flow was due to a sharp increase in product inventories, which have risen $28 million, or 15%, since the beginning of the year. The increase is primarily in the Fire Rescue Group, reflecting sluggish truck completions in Ocala and slower deliveries against a large European multi-truck project. Cash flow is expected to rise sharply in the second half of the year as production improves and deliveries are completed.


DEBT

Manufacturing debt rose to $292 million, up from the prior quarter primarily due to the increased working capital described above. Manufacturing debt as a percentage of capitalization was 43% at quarter end. During the second quarter, the company renegotiated its committed bank credit facility to modify the debt covenants to allow exclusions for restructuring charges and non-cash asset sale losses, and to lower the minimum interest coverage threshold. At the same time, the size of the facility was reduced to $200 million from $250 million due to lack of near-term debt requirements. All of the banks participating in the facility approved the requested changes. At the end of the quarter, $100 million was drawn against the available lines, and the company is in compliance with all covenants.

During July, the company completed the previously announced transaction to divest a portion of its taxable leasing portfolio. The transaction closed on July 9th; the $9.6 million of proceeds were used to reduce debt. Also applied to debt reduction was the $2.4 million in proceeds associated with the sale of the company's joint venture interest in Plastisol B.V. Holdings, which closed on July 23rd.

********************************************************************************

Federal Signal will host its second quarter conference call Tuesday, July 27, 2004 at 2:00 p.m. Eastern Time to highlight results of the second quarter, and discuss the company's outlook. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal Signal's website at http://www.federalsignal.com. To listen to the call live, we recommend you go to the website at least fifteen minutes in advance to register and to download and install (if necessary) the required free audio software. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Thursday, August 26, 2004.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.

                                   # # # # # #

                       FEDERAL SIGNAL CORPORATION (NYSE)
                          CONSOLIDATED FINANCIAL DATA
     FOR THE SECOND QUARTER AND FIRST SIX  MONTHS 2004 AND 2003 (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                  Percent
                                                       2004            2003        change
                                                    ---------       ---------     --------
QUARTER JUNE 30:
Revenues                                            $ 304,141       $ 311,041       -2%
Income:
  Income (loss) from continuing operations             (2,270)          9,947       NM
  Discontinued operations, loss on
    disposal net of tax                                (4,357)           (369)
                                                    ---------       ---------
  Net income (loss)                                    (6,627)          9,578       NM
                                                    =========       =========
Share earns (diluted):
  Income (loss) from continuing operations               (.05)            .21       NM
  Discontinued operations, loss on
    disposal net of tax                                  (.09)           (.01)
                                                    ---------       ---------
  Net income (loss)*                                     (.14)            .20       NM
                                                    =========       =========
* amounts may not add due to rounding

Average common shares outstanding                      48,197          48,016

Sales                                               $ 304,141       $ 311,041       -2%
Cost of sales                                        (232,586)       (227,111)
Operating expenses                                    (58,459)        (62,414)
Restructuring charges                                  (8,062)         (2,406)
                                                    ---------       ---------
Operating income                                        5,034          19,110       -74%
Interest expense                                       (5,162)         (5,140)
Other income (expense)                                 (3,032)             62
Minority interest                                          19              36
                                                    ---------       ---------
Income (loss) before income taxes                      (3,141)         14,068
Income taxes                                              871          (4,121)
                                                    ---------       ---------
Income (loss) from continuing operations               (2,270)          9,947       NM
Discontinued operations, loss on
 disposal net of tax                                   (4,357)           (369)
                                                    ---------       ---------
Net income (loss)                                   $  (6,627)      $   9,578       NM
                                                    =========       =========

Gross margin on sales                                    23.5%          27.0%
Operating margin on sales                                 1.7%           6.1%
Comprehensive income (loss)                            (5,159)         13,912

                                                                                               Percent
                                                             2004                2003           change
                                                        ---------           ---------          -------
6 MONTHS:
Revenues                                                $ 580,659           $ 602,992              -4%
Income:
  Income (loss) from continuing operations                    (71)             16,414               NM
  Discontinued operations, loss on
    disposal net of tax                                    (4,357)               (369)
                                                        ---------           ---------
  Net income (loss)                                        (4,428)             16,045               NM
                                                        =========           =========
Share earns (diluted):
  Income (loss) from continuing operations                      -                 .34            -100%
  Discontinued operations, loss on
    disposal net of tax                                      (.09)               (.01)
                                                        ---------           ---------
  Net income (loss)*                                         (.09)                .33               NM
                                                        =========           =========
* amounts may not add due to rounding

Average common shares outstanding                          48,157              47,940

Sales                                                   $ 580,659           $ 602,992              -4%
Cost of sales                                            (441,646)           (444,107)
Operating expenses                                       (117,049)           (124,858)
Restructuring charges                                      (8,062)             (3,702)
                                                        ---------           ---------
Operating income                                           13,902              30,325             -54%
Interest expense                                          (10,027)            (10,035)
Other income (expense)                                     (4,002)                192
Minority interest                                             (38)                209
                                                        ---------           ---------
Income (loss) before income taxes                            (165)             20,691
Income taxes                                                   94              (4,277)
                                                        ---------           ---------
Income (loss) from continuing operations                      (71)             16,414               NM
Discontinued operations, loss on
 disposal net of tax                                       (4,357)               (369)
                                                        ---------           ---------
Net income (loss)                                       $  (4,428)          $  16,045               NM
                                                        =========           =========

Gross margin on sales                                       23.9%               26.3%
Operating margin on sales                                    2.4%                5.0%
Net cash provided by (used for) operations:
  Net income (loss)                                     $  (4,428)          $  16,045
  Loss on sale of discontinued operations                   4,357                 369
  Non-cash restructuring charges and loss
   on minority interest divestiture                        10,427               1,881
  Depreciation and amortization                            12,016              12,952
  Pension contributions                                    (4,058)
  Working capital changes and other                       (26,451)             16,001
                                                        ---------           ---------
  Net cash provided by (used for) operations               (8,137)             47,248               NM
                                                        =========           =========
Capital expenditures                                       11,019               8,777
Comprehensive income (loss)                                (5,937)             24,861

                                                                                        Percent
                                                      2004                2003           change
                                                 ---------           ---------          -------
GROUP RESULTS:
Quarter June 30:
  Revenues
    Environmental Products                       $  95,402           $  88,226                8%
    Fire Rescue                                     96,763             112,619              -14%
    Safety Products                                 69,402              71,054               -2%
    Tool                                            42,574              39,142                9%
                                                 ---------           ---------
    Total group revenues                         $ 304,141           $ 311,041               -2%
                                                 =========           =========

Operating income*
    Environmental Products                       $   3,661           $   5,270              -31%
    Fire Rescue                                        484               5,393              -91%
    Safety Products                                  8,081              10,049              -20%
    Tool                                             5,528               4,475               24%
                                                 ---------           ---------
    Total group operating income                    17,754              25,187              -30%
    Corporate                                       (4,658)             (3,671)
    Restructuring charges                           (8,062)             (2,406)
                                                 ---------           ---------
    Total operating income                       $   5,034           $  19,110
                                                 =========           =========

6 months:
  Revenues
    Environmental Products                       $ 186,503           $ 172,938                8%
    Fire Rescue                                    168,316             211,281              -20%
    Safety Products                                138,657             138,242                0%
    Tool                                            87,183              80,531                8%
                                                 ---------           ---------
    Total group revenues                         $ 580,659           $ 602,992               -4%
                                                 =========           =========

Operating income*
    Environmental Products                        $  6,270           $   7,175              -13%
    Fire Rescue                                     (2,357)              7,516               NM
    Safety Products                                 15,799              17,269               -9%
    Tool                                            11,262               9,253               22%
                                                 ---------           ---------
    Total group operating income                    30,974              41,213              -25%
    Corporate                                       (9,010)             (7,186)
    Restructuring charges                           (8,062)             (3,702)
                                                 ---------           ---------
    Total operating income                       $  13,902           $  30,325
                                                 =========           =========

* reported amounts for groups and corporate are before restructuring charges

                Reconciliation of Operating Incomes and Margins
                   to Amounts Excluding Restructuring Charges

The following table summarizes the restructuring charges incurred by the company during 2004 and 2003. The company believes that since the restructuring charges are unusual in nature, it is appropriate to provide the reader an analysis of the effects of these charges on operating income and margins. Accordingly, the company has chosen to refer to comparative amounts between periods excluding the restructuring charges in its discussion of operations.

                                                       2004                                               2003
                                  -----------------------------------------------    -----------------------------------------------
                                                                       Operating                                          Operating
                                                                          income                                             income
                                                                       excluding                                          excluding
                                        Operating   Restructuring  restructuring           Operating   Restructuring  restructuring
                                           income         charges        charges              income         charges        charges
                                        ---------   -------------  -------------           ---------   -------------  -------------
QUARTER JUNE 30:
Operating income
 Environmental Products                      (595)         (4,256)         3,661               5,270                          5,270
 Fire Rescue                               (2,092)         (2,576)           484               5,393                          5,393
 Safety Products                            8,081                          8,081               7,904          (2,145)        10,049
 Tool                                       4,633            (895)         5,528               4,214            (261)         4,475
                                  -----------------------------------------------    -----------------------------------------------
                                           10,027          (7,727)        17,754              22,781          (2,406)        25,187
 Corporate                                 (4,993)           (335)        (4,658)             (3,671)                        (3,671)
                                  -----------------------------------------------    -----------------------------------------------
 Total before restructurings                5,034          (8,062)        13,096              19,110          (2,406)        21,516
 Restructuring charges                                      8,062         (8,062)                              2,406         (2,406)
                                  -----------------------------------------------    -----------------------------------------------
 Total operating income                     5,034               -          5,034              19,110               -         19,110
                                  ===============================================    ===============================================

Operating margin
 Environmental Products                     -0.6%           -4.4%           3.8%                6.0%                           6.0%
 Fire Rescue                                -2.1%           -2.6%           0.5%                4.8%                           4.8%
 Safety Products                            11.6%                          11.6%               11.1%           -3.0%          14.1%
 Tool                                       10.9%           -2.1%          13.0%               10.8%           -0.6%          11.4%
 Total company                               1.7%           -2.6%           4.3%                6.1%           -0.8%           6.9%

6 MONTHS:
Operating income
 Environmental Products                     2,014          (4,256)         6,270               6,875            (300)         7,175
 Fire Rescue                               (4,933)         (2,576)        (2,357)              7,516                          7,516
 Safety Products                           15,799                         15,799              14,434          (2,835)        17,269
 Tool                                      10,367            (895)        11,262               8,686            (567)         9,253
                                  -----------------------------------------------    -----------------------------------------------
                                           23,247          (7,727)        30,974              37,511          (3,702)        41,213
 Corporate                                 (9,345)           (335)        (9,010)             (7,186)                        (7,186)
                                  -----------------------------------------------    -----------------------------------------------
 Total before restructurings               13,902          (8,062)        21,964              30,325          (3,702)        34,027
 Restructuring charges                                      8,062         (8,062)                              3,702         (3,702)
                                  -----------------------------------------------    -----------------------------------------------
 Total operating income                    13,902               -         13,902              30,325               -         30,325
                                  ===============================================    ===============================================

Operating margin
 Environmental Products                      1.1%           -2.3%           3.4%                4.0%           -0.1%           4.1%
 Fire Rescue                                -2.9%           -1.5%          -1.4%                3.6%                           3.6%
 Safety Products                            11.4%                          11.4%               10.4%           -2.1%          12.5%
 Tool                                       11.9%           -1.0%          12.9%               10.8%           -0.7%          11.5%
 Total company                               2.4%           -1.4%           3.8%                5.0%           -0.6%           5.6%

                                                                          June 30,           December 31,
                                                                            2004                2003
                                                                        ------------         ------------
                                                                         (unaudited)
ASSETS
Manufacturing activities:-
  Current assets:
    Cash and cash equivalents                                           $      6,614         $     10,113
    Trade accounts receivable, net
     of allowances for doubtful accounts                                     202,223              190,873
    Inventories                                                              203,848              176,687
    Prepaid expenses                                                          21,682               16,294
                                                                        ------------         ------------
  Total current assets                                                       434,367              393,967
  Properties and equipment                                                   115,867              123,415
  Goodwill, net of accumulated amortization                                  362,046              363,030
  Other deferred charges and assets                                           55,813               60,759
                                                                        ------------         ------------
Total manufacturing assets                                                   968,093              941,171
Net assets of discontinued operations                                          2,880                8,335
Financial services activities - Lease financing
 receivables, net of allowances for doubtful accounts                        215,373              230,111
                                                                        ------------         ------------
Total assets                                                            $  1,186,346         $  1,179,617
                                                                        ============         ============

LIABILITIES
Manufacturing activities:-
  Current liabilities:
    Short-term borrowings                                               $    114,959         $     68,634
    Trade accounts payable                                                    80,138               78,320
    Accrued liabilities and income taxes                                     129,096              130,390
                                                                        ------------         ------------
   Total current liabilities                                                 324,193              277,344
  Long-term borrowings                                                       177,288              194,130
  Long-term pension and other liabilities                                     47,995               38,692
  Deferred income taxes                                                       40,232               45,595
                                                                        ------------         ------------
  Total manufacturing liabilities                                            589,708              555,761
                                                                        ------------         ------------
Financial services activities - Borrowings                                   188,451              201,347

SHAREHOLDERS' EQUITY                                                         408,187              422,509
                                                                        ------------         ------------
Total liabilities and shareholders' equity                              $  1,186,346         $  1,179,617
                                                                        ============         ============
Supplemental data:
  Manufacturing debt                                                         292,247              262,764
  Debt-to-capitalization ratio:
    Manufacturing                                                                43%                  40%
    Financial services                                                           87%                  87%